Exhibit 10.15

July 20, 2015

Dear Jodi:

We are very pleased to offer you a position with ULTA Incorporated. We are excited to have you join our Ulta team!

Our offer to you is summarized below. Please note that our offer is contingent upon review and ratification by the full Board of Directors of ULTA Beauty and subject to you successfully passing Ulta’s pre-employment drug test and background investigation, and your confirmation that you are not subject to a non-compete or any other restrictions on your ability to work for Ulta. Prior to your start date, Ulta’s Confidential Information and Protective Covenant Agreement (“CIPCA”) will need to be completed, signed and returned to us. Instructions for the pre-employment drug test are attached as part of this offer package. A copy of the CIPCA is also attached.

Position: SVP – General Counsel and Corporate Secretary

Reporting Relationship: In this position you will report to Mary Dillon, Chief Executive Officer.

Start Date: Your start date is August 3, 2015 or as mutually agreed. During new hire orientation on your first day at work, you must provide us with documentation of your eligibility to work in the United States. For this purpose, please bring with you to orientation the required identification (as set forth on the attached I-9 Acceptable Document list).

New-Hire Orientation is at 9:00 AM on your start date at our offices located at 1000 Remington Boulevard, Suite 120, Bolingbrook, Illinois 60440.

Salary: Your annualized salary will be $420,000 per year. You will be paid at an exempt level payable every two weeks.

Performance and Compensation Review: You will receive a performance and compensation review in April 2016 following the end of Ulta’s 2015 fiscal year.

Bonus: Your annual target bonus in this position for Ulta’s 2015 fiscal year is $210,000 (i.e. 50% of your base salary). Annual bonuses are prorated based on time in position. Bonus payouts are subject to Board approval and your continued employment with Ulta. The bonus criteria includes:

1. The company meets its earnings goal, and

2. You have performed satisfactorily in your position.

Long Term Incentive Program: You will be eligible to participate in the Company’s long term incentive program (LTIP) valued at 65% of your base salary (i.e. $273,000) beginning in fiscal year 2016 at the same time grants are made to other participants at an equivalent job level as stated in the plan. Currently, the LTIP is structured as follows but is subject to the approval of the board:

Stock Options: You will be eligible to receive stock options valued at 50% of $273,000. The number of shares granted to you will be determined by dividing stock option award value by the number derived from applying the option valuation the Company uses for financial reporting purposes as set forth in its 10-K, but using the closing stock price on the date of the grant (the “option value”). The exercise price will be the closing stock price on the date of grant. The shares vest ratably over 4 years with vesting based on the grant date.

Restricted Stock Units Grant: You will be eligible to receive restricted stock units (RSUs) equal to 20% of $273,000, (or $54,600), divided by the closing share price on the date of the grant to determine the number of shares. The RSUs will 100% cliff vest after 3 years, with vesting based on the grant date.

Performance Based Shares: You will be eligible to receive Performance Based Shares (PBSs) equal to 30% of $273,000. The PBS award is a contingent award of stock that can be earned in whole or in part based on degree of achievement of predetermined performance goals over the performance period. The PBS award has a two year performance period followed with a one year time vesting.

New Hire Equity Grant: An equity award valued at $200,000 will be granted to you on your employment start date.

The new hire equity grant will be delivered with 75% of the award value in stock options and 25% of the award value in RSUs. The shares vest ratably over four (4) years with vesting based on the grant date. The RSUs will cliff vest after 3 years with vesting based on the grant date. All equity grants are subject to the provisions contained in the applicable plan and grant agreement, including but not limited to your execution of and continuing compliance with all terms and conditions of the CIPCA, and are also subject to your being employed by Ulta on the grant date. The number of options and RSU’s in the new hire grant will be calculated using the same methodology as described above.

Benefits: We are pleased to offer you our benefit plans. A summary of Ulta’s benefits is attached as part of this communication package. Our associates’ personal and professional well-being is important to us. You are eligible for Ulta’s benefits on your first day of employment. If you wish to participate in some or all of Ulta’s benefit plans, you must enroll within the first thirty (30) days after your start date with us. You are eligible for 401(k) and paid time off on the first day of the month following sixty (60) days of employment. To enroll in your benefits, please log onto our Benefits website at www.ultabenefits.bswift.com for benefit elections. To obtain your username and password please contact the bSwift Customer Service Center.

Vacation: Vacation accrual begins with your first day of employment and will be accrued according to Ulta’s vacation policy. You may accrue up to 4 weeks of vacation per fiscal year, prorated in your first year based on your start date. You will also accrue 5 personal days and 8 sick days per fiscal year, prorated in your first year based on your start date.

Summary of Contingencies to Ulta’s Employment Offer to You: As noted, our offer is contingent on your: (1) review and approval by ULTA Beauty’s Board of Directors; (2) successfully passing Ulta’s pre-employment drug test and background investigation; (3) providing proof of your eligibility to work in the United States; (4) completing, signing and returning to us, prior to your start date, the CIPCA (as previously noted, a copy of the CIPCA is attached as part of this communication package); and, (5) not being subject to any pre-employment restrictions. Please return your completed, signed CIPCA to Anita Ryan via email (listed below) or mail to Ulta’s address as listed above. We must receive your signed CIPCA prior to your start date with us. Please keep a signed copy of the CIPCA for your records.

Involuntary Separation from Service: If you are involuntarily separated from the Company for reasons other than cause, you will receive a termination settlement payment based upon the Company practice in place at that time generally applicable to your job level in the Company, provided that you execute a termination settlement agreement and general release at time of termination.

At Will Employment: Ulta Inc. is an at-will employer. For your review, Ulta’s Home Office Associates Handbook is attached as part of this offer letter. This letter, Ulta’s policies and practices and the documents attached shall not be deemed or construed for any purposes as a contract of employment.

We welcome you to our Ulta Beauty team and wish you much success in your new role!

Warmest Regards,

/s/ Mary N. Dillon

Mary Dillon
Chief Executive Office

/s/ Jodi Caro

Jodi Caro